                                                                      EXHIBIT 99



                                                           FOR IMMEDIATE RELEASE

Contact:         Eileen Wallace, Investor Relations
                 212/703-7368

                 Jeanmarie McFadden, Media Relations
                 212/761-4059


MORGAN STANLEY GROUP INC. ANNOUNCES SECOND QUARTER EARNINGS

NEW YORK, July 2, 1996 -- Morgan Stanley Group Inc. (NYSE:MS) today announced net income of $301 million, or $1.83 per common share on a primary basis, for the second quarter ended May 31, 1996. Net income was 81% higher than the $166 million, or $0.95 per common share on a primary basis, earned in the quarter ended May 31, 1995(1). Net revenues (total revenues less interest expense) for the second quarter were $1,528 million, up 51% over the comparable quarter in 1995. Fully diluted earnings per share were $1.75 and $0.91 for the quarters ended May 31, 1996 and 1995, respectively.

Net income for the six months ended May 31, 1996 was $574 million, or $3.48 per share on a primary basis, and $3.32 on a fully diluted basis. Net revenues for the period were $2,977 million. Comparable results for the six months ended May 31, 1995 were net revenues of $1,804, net income of $213 million, primary earnings per share of $1.17 and fully diluted earnings per share of $1.11.

Investment banking achieved record quarterly revenues of $542 million, surpassing the previous record of $503 million earned in the quarter ended November 30, 1995. The Firm's strong franchise in mergers and acquisitions and underwriting enabled the Firm to maintain its number-one ranking in announced mergers and acquisitions and in worldwide equity and equity-related new issues(2). Equity underwriting was especially strong with

- -----------------
(1)In January 1996, Morgan Stanley split its stock two-for-one in the form of a 100 percent stock dividend. Past per share amounts have been adjusted for the effect of the split.

(2)Source: Securities Data Corporation, data from January 1, 1996 through May 31, 1996.

the Firm managing some of the quarter's largest transactions, including Lucent Technologies ($3 billion), Scania ($2.7 billion), and Gucci ($1.3 billion).

Sales and trading results were higher than in the comparable quarter in 1995, although down slightly from the record levels in the first quarter of 1996. Equity revenues grew in the quarter as a result of high levels of trading activity, especially in the US markets, and strong demand for equity products. Fixed income results were down from record first quarter levels as lower market volatility and lighter customer trading volume affected key markets around the world.

Asset management revenues were up sharply over the comparable quarter in 1995 reflecting in part the merger of Miller Anderson & Sherrerd, LLP and Morgan Stanley Asset Management in January, 1996. Total assets under management at the end of the second quarter were approximately $100 billion. The Firm recently announced an agreement to acquire Van Kampen American Capital, Inc., a predominately retail asset manager with $57 billion in assets under management or supervision, in a further step to expand its presence in this business. The acquisition is expected to close by November 30, 1996.

Richard B. Fisher, chairman, and John J. Mack, president, said in a joint statement:

         "We are obviously pleased with the continued strong performance of the Firm. We believe our competitive position has never been better. Our commitment to building the leading global financial services franchise is increasingly evident in the global scale and diverse mix of our businesses.

         We believe that our recently announced agreement to acquire Van Kampen American Capital will further enhance our competitive position. Van Kampen American Capital will, for the first time, provide us with a strong platform to enter the US retail asset management market. This rapidly growing segment of asset management is one in which we have not had a significant presence. We believe the combination of Morgan Stanley Asset Management's and Miller Anderson's institutional asset management capabilities with Van Kampen American Capital's retail business will greatly enhance our presence in global asset management."

The Firm also announced the declaration by its board of directors of a quarterly dividend of 17.5 cents per common share. The dividend is payable on July 31, 1996 to holders of record on July 15, 1996.

During the quarter, the Firm repurchased $115 million of its common stock bringing the total amount of stock repurchased through May 31, 1996 to $465 million. The Firm repurchased $103 million of its common stock in fiscal 1995. The Firm's remaining repurchase authorization is approximately $298 million.

Total capital (stockholder's equity and long-term debt) at May 31, 1996 was $16.6 billion, including $5.3 billion of common and preferred stockholders' equity. Book value per common share was $29.73, based on quarter-end shares and share-equivalents of 154,281,136.

Morgan Stanley Group Inc. is a global financial services firm with offices in New York, London, Tokyo and other principal financial centers around the world.

                              --Table Follows--

                           Morgan Stanley Group Inc.
                  Consolidated Statement of Income (Unaudited)
                        (In millions, except share data)


                                                           THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                   ---------------------------------       -------------------------------
                                                       MAY 31            MAY 31               MAY 31            MAY 31
                                                        1996              1995                 1996              1995
                                                   --------------    ---------------       -------------     -------------
Revenues:

     Investment banking                                     $542              $273                 $941              $516
     Principal transactions:
         Trading                                             565               438                1,269               637
         Investments                                          38                (6)                  31                13
     Commissions                                             159               131                  313               242
     Interest and dividends                                1,946             1,742                3,879             3,602
     Asset management and administration                     143                88                  265               179
     Other                                                   -                   1                    3                 3
                                                   --------------    ---------------       -------------     -------------

           Total revenues                                  3,393             2,667                6,701             5,192
      Interest expense                                     1,865             1,656                3,724             3,388
                                                   --------------    ---------------       -------------     -------------

           Net revenues                                    1,528             1,011                2,977             1,804
                                                   --------------    ---------------       -------------     -------------

Expenses excluding interest:

     Compensation and benefits                               750               475                1,455               841
     Occupancy and equipment                                  86                80                  172               163
     Brokerage, clearing and exchange fees                    68                66                  134               121
     Communications                                           34                34                   67                68
     Business development                                     42                34                   79                77
     Professional services                                    53                40                   95                84
     Other                                                    39                31                   79                68
     Relocation charge                                       -                 -                    -                  59
                                                   --------------    ---------------       -------------     -------------

        Total expenses excluding interest                  1,072               760                2,081             1,481
                                                   --------------    ---------------       -------------     -------------


Income before income taxes                                   456               251                  896               323

Provision for income taxes                                   155                85                  322               110
                                                   --------------    ---------------       -------------     -------------


Net income                                                  $301              $166                 $574              $213
                                                   ==============    ===============       =============     =============


Earnings applicable to common shares (1)                    $284              $150                 $541              $181
                                                   ==============    ===============       =============     =============

Average common and common equivalent
     shares outstanding  (1) (2)                     155,143,633       157,595,614          155,652,016       155,513,120
                                                   ==============    ===============       =============     =============

Primary earnings per share (2)                             $1.83             $0.95                $3.48             $1.17
                                                   ==============    ===============       =============     =============

Fully diluted earnings per share (2)                       $1.75             $0.91                $3.32             $1.11
                                                   ==============    ===============       =============     =============


(1)  For primary earnings per share.
(2) 1995 share and per share amounts have been retroactively adjusted to give effect for the 2-for-1 common stock split which became effective in January 1996.